Exhibit 99.1

Press Release

Escalade Reports Fourth Quarter 2021 Results

Highlights

●	Revenue of $73.4 million vs. $74.8 million in Q4 2020 and $47.0 million in Q4 2019
●	Gross margin declined 170 basis points to 22.2% vs. 23.9% in Q4 2020
●	Operating income of $6.4 million vs. $6.9 million in Q4 2020 and $3.5 million in Q4 2019
●	Quarterly Diluted EPS of $0.36 per share vs. $0.36 in Q4 2020 and $0.18 in Q4 2019
●	Full year Diluted EPS of $1.76 per share vs. $1.82 in 2020 and $0.50 in 2019

Evansville, IN (February 17, 2022) Escalade, Incorporated (NASDAQ: ESCA) – today announced its fourth quarter results for 2021, ended December 25, 2021. The Company posted quarterly revenue of $73.4 million, a decrease of 1.8% over prior year. Quarterly diluted earnings per share were $0.36, which is flat vs. Q4 2020, and an increase of 100% vs. Q4 2019.

Three Year Quarterly Comparison

	Three Months Ended
All Amounts in Thousands	December 25, 2021	December 26, 2020	December 28, 2019

Net sales	$73,444	$74,767	$47,044
Cost of products sold	57,127	56,911	36,159
Gross Profit	16,317	17,856	10,885
	22.2%	23.9%	23.1%

Operating Income	6,409	6,921	3,511

Net Income	4,871	5,087	2,575

Diluted earnings per share	$0.36	$0.36	$0.18

Average Shares Outstanding	13,611	14,176	14,288

“Our fourth quarter sales decline of 1.8% reflects supply chain challenges rather than a softening of demand for our portfolio of brands.” said Walter P. Glazer, Jr., President and CEO of Escalade, Inc. “Demand was particularly strong in archery and pickleball driven by category growth and market share gains. Indoor game sales were hampered by a shortage of timely supply. Once again, higher supply chain, raw material, and inventory carrying costs squeezed gross margins. While net income declined 4.2%, EPS was flat due to a lower share base.”

“For the full year, sales increased 14.6% vs. 2020 and 73.7% vs. 2019. Net income declined 5.9% vs. 2020 and increased 236.2% vs. 2019,” continued Glazer. “Diluted EPS for the year was $1.76 vs. $1.82, a decline of 3.3%. Given the extraordinary challenges with the supply chain, inflation, and labor shortages, our teams did an outstanding job delivering fun and innovative products to our retail partners and consumers. While we expect continued cost pressures and challenging supply chain conditions in the foreseeable future, we continue to invest and innovate for the long term. Our recent acquisition of Brunswick Billiards® is the latest example of our strategy to invest in leading brands that complement and enhance our existing businesses. We expect Brunswick Billiards® to be accretive to earnings in the latter half of 2022.”

Fourth Quarter Results

Net sales for the fourth quarter of 2021 were $73.4 million compared to net sales of $74.8 million for the same quarter in 2020, a decrease of $1.3 million or 1.8%.

Gross margin for the fourth quarter of 2021 was 22.2%, compared to 23.9% for the same period in the prior year. Gross profit for the fourth quarter of 2021 was $16.3 million compared to gross profit of $17.9 million for the same quarter in 2020.

Selling, general and administrative expenses (SG&A) were $9.5 million for the quarter compared to $10.5 million for the same period in the prior year, a decrease of $1.0 million or 10.3%. SG&A, as a percent of sales, for the fourth quarter of 2021 decreased to 12.9% from 14.1% reported for the same period prior year.

Operating income for the fourth quarter of 2021 was $6.4 million compared to operating income of $6.9 million for the same period in the prior year.

Net income for the fourth quarter of 2021 was $4.9 million, or $0.36 diluted earnings per share compared to net income of $5.1 million, or $0.36 diluted earnings per share for the same quarter in 2020.

The Company announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on March 14, 2022 and disbursed on March 21, 2022.

Full Year Results

Full year net sales for 2021 were $313.6 million compared to $273.6 million in 2020, an increase of $40.0 million, or 14.6%.

Gross margin for full year 2021 decreased to 24.6% from 27.3%. Margins were unfavorably impacted by raw material costs, currency exchange rates, inventory handling costs, and higher transportation costs. Gross profit for 2021 was $77.1 million compared to gross profit of $74.8 million in 2020, an increase of $2.3 million, or 3.1%.

SG&A expenses for full year 2021 were $43.4 million compared to $40.3 million in 2020, an increase of $3.1 million, or 7.6%. As a percent of sales, SG&A decreased to 13.8% from 14.7% in 2020.

Operating income for full year 2021 was $31.9 million compared to $33.0 million in 2020, a decrease of $1.1 million, or 3.4%.

Full year net income for 2021 was $24.4 million, or $1.76 diluted earnings per share compared to net income of $25.9 million, or $1.82 diluted earnings per share for 2020.

ABOUT ESCALADE, INC

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Bear® Archery; STIGA® table tennis; Accudart®; RAVE Sports®; Victory Tailgate®; Onix® Pickleball; Goalrilla™; Lifeline® fitness products; Woodplay®; American Heritage Billiards®. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market and/or inclusion in market indices such as the Russell 2000; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; risks related to data security of privacy breaches; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020

Net sales	$73,444	$74,767	$313,612	$273,649

Costs and Expenses
Cost of products sold	57,127	56,911	236,482	198,822
Selling, administrative and general expenses	9,479	10,563	43,367	40,315
Amortization	429	372	1,867	1,480

Operating Income	6,409	6,921	31,896	33,032

Other Income (Expense)
Interest expense	(475)	(102)	(1,510)	(250)
Other income	39	32	163	140

Income Before Income Taxes	5,973	6,851	30,549	32,922

Provision for Income Taxes	1,102	1,764	6,144	6,988

Net Income	$4,871	$5,087	$24,405	$25,934

Earnings Per Share Data:
Basic earnings per share	$0.36	$0.36	$1.78	$1.84
Diluted earnings per share	$0.36	$0.36	$1.76	$1.82

Dividends declared	$0.14	$0.14	$0.56	$0.53

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 25, 2021	December 26, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$4,374	$3,505
Receivables, less allowances of $457 and $896; respectively	65,991	65,280
Inventories	92,382	72,488
Prepaid expenses	7,569	4,068
Prepaid income tax	739	57
TOTAL CURRENT ASSETS	171,055	145,398

Property, plant and equipment, net	24,936	18,232
Operating lease right-of-use assets	2,210	1,608
Intangible assets	20,778	22,645
Goodwill	32,695	32,695
Other assets	124	127
TOTAL ASSETS	$251,798	$220,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,143	$-
Trade accounts payable	15,847	20,947
Accrued liabilities	24,385	24,271
Current operating lease liabilities	818	854
TOTAL CURRENT LIABILITIES	48,193	46,072

Long-term debt	50,396	30,073
Deferred income tax liability	4,759	4,193
Operating lease liabilities	1,387	763
Other liabilities	448	448
TOTAL LIABILITIES	105,183	81,549

Commitments and contingencies		--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2021 —13,493,332 shares, 2020 —13,919,380 shares	13,493	13,919
Retained earnings	133,122	125,237
TOTAL STOCKHOLDERS’ EQUITY	146,615	139,156
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,798	$220,705